Exhibit 99.1

News Release	For Immediate Release
April 28, 2004
Greer State Bank	For Additional Information
1111 West Poinsett Street	Contact: Dennis Hennett
Greer, SC 29650	Phone: (864) 848-5118

Greer Bancshares Incorporated Reports First Quarter Earnings Up 19%

Greer Bancshares Incorporated, the parent company of Greer State Bank, reported net income of $620,000, or 25 cents per diluted share, for the quarter ended March 31, 2004, compared to $521,000, or 21 cents per diluted share, for the first quarter of 2003, an increase in net income of 19%. Total assets increased to $228,738,000 at March 31, 2004, from $198,545,000 at March 31, 2003, up 15.2%.

Greer State Bank is now in its sixteenth year of operations and serves the Greer community with three offices.

Greer Bancshares Incorporated trades on the over-the-counter market under the symbol GRBS.